Exhibit 10.1

SUNPOWER CORPORATION

DENNIS ARRIOLA

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of December 23, 2011 by and between SunPower Corporation (the “Company”) and Dennis Arriola (“Executive”). This Agreement shall be effective as of the date hereof (the “Effective Date”), the date on which the existing Employment Agreement between the Company and Executive shall expire, be of no further force or effect, and be replaced in its entirety by terms of this Agreement.

WHEREAS, Executive and the Company entered into an Employment Agreement, dated August 28, 2008 and effective as of November 1, 2008 (the “Employment Agreement”).

WHEREAS, the Company and Total Gas & Power USA S.A.S., a French société par actions simplifiée (the “Acquiror”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”) whereupon Acquiror acquired a majority of the outstanding shares of the Company’s Class A Common Stock and the Company’s Class B Common Stock pursuant to the terms of the Tender Offer Agreement, and such purchase constituted a “Change of Control” as defined in the Employment Agreement.

WHEREAS, Executive and the Company desire to acknowledge and agree that the Offer Closing (as that term is defined in the Tender Offer Agreement) does not impact Executive’s and the Company’s respective rights and obligations under the Employment Agreement, except as provided in this Agreement.

WHEREAS, Executive and the Company desire to effect a separation of Executive’s service to the Company, while providing a period of transition whereby Executive continues full performance of Executive’s duties and obligations in Executive’s current role under the Employment Agreement.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as Executive Vice President and Chief Financial Officer or, at the option of the Chief Executive Officer, as Financial Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Chief Executive Officer of the Company or the Chief Financial Officer (the “Supervisor”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term” and shall run from the Effective Date until March 5, 2012.

(b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and to the full and faithful performance and execution of the position of Executive Vice President and Chief Financial Officer or Financial Officer (as applicable). Executive acknowledges that the performance of his duties may require reasonable business travel. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Supervisor; provided, however, that Executive may, without the approval of the Supervisor, serve in any capacity with any civic, educational, or charitable organization, or serve in the position as a director or as a member of an advisory board of any company that is not a competitor with the Company, provided such services do not interfere with Executive’s obligations to, or compliance with the policies of, the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that, notwithstanding the Employment Term, this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. Executive agrees to resign from all positions that he holds with the Company immediately following the termination of his employment if the Supervisor so requests.

3. Waiver of Good Reason. Executive hereby acknowledges and agrees to waive Executive’s right to claim that any facts existing as of the Effective Date constitute grounds for a termination for “Good Reason,” as defined in Section 10(f) of the Employment Agreement. The Parties hereby acknowledge and agree that by waiving this right, Executive is waiving the right, at any time within the twenty-four (24) month period following the Offer Closing, to voluntarily resign for “Good Reason” (as any such event is defined in the Employment Agreement) so as to become eligible for the benefits provided in this Agreement, except as otherwise expressly provided under the terms of this Agreement.

4. Compensation.

(a) Base Salary. The Company will pay Executive a base salary of $440,000 as compensation for Executive’s services (the “Base Salary”) as either Chief Financial Officer or as Financial Officer. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings and to deductions authorized by Executive.

(b) Annual Bonus. Executive’s target bonus will be ninety percent (90%) of the Base Salary (or $396,000) (“Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of goals as determined by the Board and/or its compensation committee in its or their sole discretion.

(c) Equity Compensation. Executive will not participate further in the Company’s equity incentive programs, other than in the vesting of equity incentive awards granted to Executive prior to the Effective Date.

5. Executive Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Benefit Plans that are applicable to other senior executives of the Company, as such Benefit Plans may exist from time to time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement and other policies as in effect from time to time. Any such reimbursement under this Section 6 shall be for expenses incurred by Executive during his employment by the Company and such reimbursement shall be made not later than the last day of the calendar year following the calendar year in which Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

7. Severance.

(a) Termination Without Cause or Resignation For Good Reason. If, prior to the end of the Employment Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code, then, subject to Section 9, Executive will receive: (i) a lump-sum payment equal to Executive’s Base Salary at the monthly rate in effect on the Determination Date multiplied by twenty-four (24), (ii) in the event the Termination Date follows a completed fiscal year for which Executive’s annual bonus relating to such prior completed fiscal year has not been paid as of the Termination Date, a lump-sum payment equal to the actual bonus that would have been paid for such completed fiscal year, (iii) a lump-sum payment equal to Executive’s Target Bonus at the annual rate in effect on the Determination Date, (iv) continuation of Executive’s and Executive’s eligible dependents’ coverage under the Company’s Benefit Plans for twelve (12) months, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law and assumes the cost, on an after-tax basis, for such continuation coverage), (v) a lump-sum payment equal to Executive’s accrued and unpaid Base Salary and paid time off earned by the Executive through the Termination Date, and (vi) except as provided in Section 7(e), on or about January 31 of the year following the year in which the Termination Date occurs and continuing on or about each January 31 until the year following the last year of Executive’s Benefit Plans’ coverage pursuant to this Section 7(a), a payment from the Company to Executive (the “Benefit Plans Make-Up Payment”) such that after payment of all taxes incurred by Executive, Executive receives an amount equal to the amount Executive paid during the immediately preceding calendar year for the Benefit Plans’ coverage described in this Section. The Company shall provide the reimbursement provided in clause (vi) no later than the last day of the third year following the year in which Executive’s Termination Date occurs. Except as provided in Section 7(e), or as earlier required by applicable law, the Company shall pay the lump sum payments prescribed by Section 7(a) on no later than the third (3rd) business day following the Termination Date.

(b) Termination at the End of the Employment Term. Upon termination of Executive’s employment at the end of the Employment Term, Executive will receive: (i) a lump-sum payment equal to Executive’s Base Salary at the monthly rate in effect on the Effective Date multiplied by eighteen (18), (ii) a lump-sum payment equal to Executive’s Target Bonus, (iii) continuation of Executive’s and Executive’s eligible dependents’ coverage under the Company’s Benefit Plans for twelve (12) months, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law and assumes the cost, on an after-tax basis, for such continuation coverage), (iv) a lump-sum payment equal to Executive’s accrued and unpaid Base Salary and paid time off earned by the Executive through the Termination Date, and (v) except as provided in Section 7(e), on or about January 31, of the year following the year in which the Termination Date occurs and continuing on or about each January 31 until the year following the last year of Executive’s Benefit Plans’ coverage pursuant to this Section 7(b), the Company will make a Benefit Plans Make-Up Payment to Executive such that after payment of all taxes incurred by Executive, Executive receives an amount equal to the amount Executive paid during the immediately preceding calendar year for the Benefit Plans’ coverage described in this Section 7(b). Except as provided in Section 7(e), or as earlier required by applicable law, the Company shall pay the lump sum payments prescribed by Section 7(b) no later than the sixth (6th) business day following the Termination Date. Prior to the end of the Employment Term the

Company shall pay Executive all earned and unpaid amounts owed under the terms of cash bonus programs in which he participated during fiscal year 2011, including the Key Initiative Plan and the Key Employee Bonus Plan.

(c) Termination Pursuant to Section 10(b)(i). If, prior to the end of the Employment Term, Executive’s employment is terminated by the Company for Cause within the meaning of Section 10(b)(i) following proper notice and failure to cure contemplated therein, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, then, subject to Section 9, Executive will receive a pro rata portion of (1) the W-2 gross income which he would have otherwise received if he had been employed until March 5, 2012, with such amount paid on or before March 5, 2012, and (2) the severance amounts contemplated by Section 7(b), with such amounts paid at such times specified in Section 7(b). In such event the parties will work in good faith to mutually agree on such pro rata amount, which will be calculated by multiplying the amounts described in the preceding clauses (1) and (2) by a fraction, the numerator of which shall be the number of days from (but excluding) the Offer Closing to (and including) the date of Executive’s “separation of service” and the denominator of which shall be the number of dates from (but excluding) the Offer Closing to (and including) March 5, 2012.

(d) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in the event of a termination of his employment. Executive shall not be entitled to claim severance payments under any other agreement or policy, including without limitation under the SunPower Corporation Management Career Transition Plan.

(e) Timing of Payments. To the extent necessary to avoid taxes and penalties under Section 409A of the Code, if, as of the Termination Date, Executive is a “specified employee,” within the meaning of Treasury Regulation §1.409A and using the identification methodology selected by the Company from time to time, the lump-sum payments specified in Sections 7(a), (b) and (c) and, if it would otherwise be paid before the date specified in this Section 7(e), the first Benefit Plans Make-Up Payment, shall be paid on the first business day of the seventh month after the Termination Date, or, if earlier, upon Executive’s death. Any payments that are deferred pursuant to this Section 7(e) shall be credited with interest at the short-term Applicable Federal Rate with annual compounding, as announced by the Internal Revenue Service for the month in which the Termination Date occurs.

8. Acceleration of Vesting.

(a) If, prior to the end of the Employment Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code, then, subject to Section 9, (i) all of such Executive’s unvested options, shares of restricted stock and restricted stock units will become fully vested and (as applicable) exercisable as of the Termination Date and remain exercisable for the time period otherwise applicable to such equity awards following such Termination Date pursuant to the applicable equity incentive plan and equity award agreement and (ii) all provisions regarding forfeiture, restrictions on transfer, and the Company’s or its Affiliate’s (as applicable) rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units held by such Executive, shall lapse as of the Termination Date.

(b) Section 280G Limitation. If any payment or benefit Executive would receive pursuant to Section 7 and/or Section 8(a) (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive’s benefits under this Agreement shall be either: (1) delivered in full, or (2) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction under this Subsection (b) shall be applied first to Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments.

(c) The accounting firm engaged by the Company for general audit purposes as of the day prior to the Termination Date shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

9. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 or acceleration of equity awards pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form attached as Annex A hereto, which separation agreement and release of claims must be delivered to Executive no later than the Termination Date. No severance will be paid or provided until the separation agreement and release of claims is signed and delivered by Executive to the Company.

(b) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the one (1) year period following the Termination Date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company or its Affiliates (the “No-Inducement”), and (ii) shall not use the Company’s confidential or proprietary information to solicit business from any of the Company’s or its Affiliates’ substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, all continuing payments and benefits (if any) to which Executive otherwise may be entitled pursuant to Section 7 and/or Section 8(a) will cease immediately and the Company and its Affiliates may pursue all other available remedies against Executive. As used in this Agreement, “Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(c) Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees to refrain from any disparagement, criticism, defamation, or slander of the Company or its Affiliates, or their respective directors, executive officers, or employees, and to refrain from tortious interference with the contracts and relationships of the Company or its Affiliates. The Company also agrees to inform the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and Executive Vice President of Human Resources of clause 9 (c) and will use its best efforts to cause them to refrain from any disparagement, criticism, defamation, or slander of the Executive. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(d) Cool Down Period. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the one hundred and eighty (180) day period following the Termination Date, Executive will refrain from holding any position, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, with any company (other than the Company and its subsidiaries) involved in the sale, manufacturing, installation, construction or operation of photovoltaic solar cells, modules, ribbons, panels, facilities or other photovoltaic business activities. The parties acknowledge that, for purposes of this Section 9(d), Executive shall not be prohibited from holding any such position with a public utility or electricity generation company, so long as Executive has taken commercially reasonable precautions (including an ethical wall) to prohibit his involvement during such 180-day period in the strategy, negotiation, planning, consulting or advising within such company relating to, or in connection with, its purchase of photovoltaic solar generation installations, whether or not they involve the Company in the development, management, construction or otherwise.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s Termination Date provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with (or reimburse for) coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s Termination Date; provided, however, that the Company may reduce coverage under the Benefit Plans if such reduction is applicable to all other senior executives of the Company. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide (or reimburse for) coverage under any Benefit Plan by instead providing (or reimbursing for) coverage under a separate plan or plans providing coverage that is no less favorable.

(b) Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined in good faith by the Company: (i) failure on the part of Executive to fully perform his obligations under Section 1(b) hereof, (ii) acts or omissions constituting gross negligence or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, (iv) Executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to the Company, except to the extent that his violation or breach was reasonably based on the advice of the Company’s outside counsel, or willful violation of a published policy of the Company governing the conduct of it executives or other employees, or (v) Executive’s violation or breach of any contractual duty to the Company which duty is material to the performance of the Executive’s duties or results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event.

(c) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Determination Date. For purposes of this Agreement, “Determination Date” means the date during the 12-month period preceding the Termination Date on which the sum of Executive’s annual Base Salary plus his annual Target Bonus was highest.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express prior written consent: (i) a material breach of this Agreement, (ii) a reduction in the Executive’s aggregate target compensation, including Executive’s Base Salary and Target Bonus on a combined basis; provided, however, that for purposes of this clause (ii) whether a reduction in Target Bonus has occurred shall be determined without any regard to any actual bonus payments made to Executive, or (iii) a relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than forty-five (45) miles from the Company’s current business location in San Jose, California. Executive shall be considered to have Good Reason hereunder only if, no later than ninety (90) days following an event otherwise constituting Good Reason under this Section 10(f), Executive gives written notice to the Company of the occurrence of such event and the Company fails to cure the event within thirty (30) days following its receipt of such notice from Executive.

(f) Termination Date. For purposes of this Agreement, “Termination Date” means the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Code. In the case where such “separation from service” shall occur as a result of Executive’s death, the payments and (to the extent permissible under the terms of the relevant plans) the benefits otherwise payable hereunder, shall be payable to Executive’s estate.

11. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and certificate of incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

12. Confidential Information. Executive acknowledges that the Agreement Concerning Proprietary Information and Inventions between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chief Executive Officer

SunPower Corporation

77 Rio Robles

San Jose, CA 95134

If to Executive, at the last known residential address on file with the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco, California before a retired judge then employed by the Judicial Arbitration and Mediation Service (JAMS) under its employment arbitration rules and procedures, supplemented by the California Code of Civil Procedure. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) in aid of arbitration from any court having jurisdiction over the Parties under applicable state laws.

17. Integration and Existing Agreement. This Agreement, together with the Confidential Information Agreement, Executive’s equity award agreements and any indemnification agreement between Executive and the Company (including, but not limited to, that certain Indemnification Agreement by and between Executive and the Company, dated November 10, 2008 and executed on December 16, 2009), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral (but excluding the Confidential Information Agreement, Executive’s equity award agreements and any indemnification agreement between Executive and the Company). In the event of any conflict between this Agreement, on the one hand, and the Confidential Information Agreement or Executive’s equity award agreements, on the other hand, this Agreement shall prevail. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. Notwithstanding the preceding sentence, both the Company and Executive agree to amend this Agreement with respect to the timing of payments if the Board determines that an amendment is necessary to prevent the imposition of additional tax liability under Section 409A of the Internal Revenue Code of 1986, as amended.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement, and the Company’s and Executive’s responsibilities under Sections 6 through 25 will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to legally required withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25. Section 409A of the Code. Each payment and the provision of each benefit under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Code, and if it does not do so, then the parties shall discuss in good faith and thereafter revise the Agreement, in good faith, so that it is 409A compliant. This Agreement will be administered in a manner consistent with such intent.

* * * * *

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of December 23, 2011.

COMPANY:		EXECUTIVE:
SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner	/s/ Dennis V. Arriola
Name:	Thomas H. Werner	Print Name: Dennis V. Arriola
Its:	President and Chief Executive Officer

ANNEX A	DATE

SUNPOWER CORPORATION

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (hereinafter referred to as “Agreement”) is made and entered into by and between Executive Name (hereinafter referred to as “Employee”), and SunPower Corporation (hereinafter referred to as “Company”). It is hereby agreed by and between the parties as follows:

1. The last day of Employee’s work for the Company and termination date will be [DATE].

2. As separate consideration for this Agreement, the Company agrees to pay to Employee the amounts required pursuant to Section 7, accelerate the vesting of equity awards pursuant to Section 8 (if applicable) and provide the indemnification and insurance coverage pursuant to Section 11, in each case, of that certain Amended and Restated Employment Agreement between the Company and Employee in effect as of the date hereof (the “Employment Agreement”).

Employee agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of Employee’s claims, shall constitute the entire amount of monetary consideration provided to Employee under this Agreement except as provided herein, and that Employee will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

Employee acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. Other than withholdings as provided for herein, Employee agrees to pay any additional personal federal or personal state taxes which are required by law to be paid with respect to this Agreement.

3. The Company agrees that Employee will receive any sums due and owing to Employee as unpaid wages, salary, bonus and/or computed commissions, as may be applicable to Employee, to the extent Employee is owed such compensation as of Employee’s termination date, less legally required withholdings, as in effect for Employee on the termination date of Employee’s employment.

4. The Company agrees that Employee will receive any sums due and owing to Employee under the Company’s paid time off policy to the extent Employee is owed accrued paid time off pay as of Employee’s termination date, less legally required withholdings as in effect for Employee on the termination date of Employee’s employment.

5. Employee represents that Employee has not filed any complaint, claims or actions against the Company, its affiliated companies, or their officers, agents, directors, supervisors, employees or representatives with any state, federal or local agency or court and that Employee will not do so at any time hereafter.

6. Employee hereby agrees that all rights Employee may have under section 1542 of the Civil Code of the State of California are hereby waived by Employee. Section 1542 provides as follows:

A.	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7. Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, Employee without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, and its affiliated companies, their officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof, provided, however, that this Section 7 shall not apply to, and nothing in this Agreement shall release, (a) any of Employee’s rights arising out of this Agreement, (b) any claim that may not be released under applicable law, including, without limitation, any right by Employee to claim unemployment insurance, and (c) any claim to be indemnified for any losses, damages or costs arising from any action or omission as a director, officer or employee of the Company or a parent or subsidiary of the Company (including, but not limited to, the right to be indemnified under, among other things, that certain Indemnification Agreement by and between Executive and the Company, dated November 10, 2008 and executed on December 16, 2009 for the class action lawsuits and derivative actions described in the Company’s Form 10-Q for the period ending October 2, 2011). It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621. et seq.), including the Older Workers’ Benefit Protection Act (29 U.S.C. § 626(f)). This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or has had, that exists or ever has existed on or to the date of this Agreement, to the extent permitted by law.

8. The parties understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment with the Company and the termination thereof. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

9. Employee agrees that Employee will now and forever keep the terms and monetary settlement amount of this Agreement completely confidential, and that Employee shall not disclose such to any other person directly or indirectly. As an exception to the foregoing, and the only exception, Employee may disclose the terms and monetary settlement amount of this Agreement to Employee’s attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Notwithstanding the foregoing, Employee may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or regulation or as necessary for legitimate enforcement or compliance purposes. Employee agrees that the failure to comply with the terms of this paragraph shall amount to a material breach of this Agreement which will subject Employee to the liability for all damages the Company might incur. In the event of such a breach, the Company will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief and its attorneys’ fees to obtain said relief.

10. Employee has no recall to employment rights with respect to the Company or its affiliated companies, and this Agreement severs the employment relationship between Employee and the Company on Employee’s termination date. While Employee may apply for future employment with the Company or its affiliated companies pursuant to employment policies then in effect, the Company and its affiliated companies may in their discretion without cause decline the re-employment of Employee.

11. No later than Employee’s termination date, Employee will deliver to the Company all property of the Company, proprietary documents, proprietary data and proprietary information of any nature pertaining to the Company or its affiliated companies, and will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor utilize same.

12. Employee acknowledges and agrees to comply with the provisions of the Employment Agreement, including but not limited to Sections 9(b), (c) and (d) thereof.

13. Employee agrees that Employee will not hold Employee out as an agent of the Company or its affiliated companies, or as having any authority to bind the Company or its affiliated companies.

14. Employee understands and agrees that Employee:

(a)	Has carefully read and fully understands all of the provisions of this Agreement.

(b)	Is, through this Agreement, releasing the Company, its affiliated companies, and their officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims Employee may have against the Company or such individuals.

(c)	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

(d)	Knowingly and voluntarily intends to be legally bound by the same.

(e)	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement.

(f)	Has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and hereby is advised in writing that this Agreement, all of its terms, and all of the obligations of the Company contained herein, shall not become effective or enforceable until the revocation period has expired.

(g)	That rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.

15. Employee expressly acknowledges that Employee has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if Employee has not taken that full time period, that Employee expressly waives this time period and will not assert the invalidity of this Agreement or any portion thereof on this basis, and further hereby expressly understands, acknowledges and agrees that if Employee has not taken that full time period that Employee has failed to do so knowingly and voluntarily.

16. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Employee, violation of any order, law, statute, duty or contract whatsoever.

17. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

18. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

19. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

20. With the exception of the Employment Agreement and any agreement with the Company or its affiliated companies pertaining to equity awards, indemnification, or proprietary, trade secret or other confidential information and/or the ownership of inventions, all of which shall remain in full force and effect and are unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

21. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

22. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco, California before a retired judge then employed by the Judicial Arbitration and Mediation Service (JAMS) under its employment arbitration rules and procedures, supplemented by the California Code of Civil Procedure. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) in aid of arbitration from any court having jurisdiction over the Parties under applicable state laws.

23. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

Employee:

Dated:

SunPower Corporation:

Dated:	By: